Clay Thomas, P.C.

Certified Public Accountant

8302 Hausman Road West, No. 518

San Antonio, Texas 78249

(210) 908-9536

To the Board of Directors

Bensata Corp.

Houston, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation of my Audit Report for the period of inception through March 31, 2012 an to the inclusion of the same in the Amended Registration Statement on Form S-1 dated May 21, 2012 relating to the financial statements and financial statement schedules for the periods ended December 31, 2010 and 2011 and for the period ending March 31, 2012 and from inception through March 31, 2012.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,

//s// Clay Thomas//
Clay Thomas, P.C.
Houston, Texas
June 20, 2012